Exhibit 99.1

MATERION CORPORATION REPORTS STRONGER THAN EXPECTED FIRST QUARTER FINANCIAL RESULTS

CONFIRMS FULL-YEAR GUIDANCE OF $1.75 TO $1.95 PER SHARE

MAYFIELD HEIGHTS, Ohio - April 24, 2014 - Materion Corporation (NYSE:MTRN) today reported first quarter financial results.

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First quarter 2014 GAAP earnings were $0.35 per share. Excluding costs associated with the previously announced facility closing and a benefit from the sale of related assets, first quarter adjusted earnings were $0.29 per share, exceeding the previously provided guidance of $0.20 to $0.25 per share

▪
Net sales were $258.9 million, which compares to sales of $299.2 million in the first quarter of 2013. Value-added sales for the first quarter of 2014 were $144.9 million, compared to value-added sales of $151.3 million for the first quarter of the prior year. The decline in value-added sales is due to destocking in the automotive electronics market, continued defense sequestration and weather-related and other factors

▪
Early in the second quarter, the Company reached a settlement with its insurance carrier related to its claim for the silver theft at its Albuquerque, New Mexico facility. A cash settlement of $6.8 million will favorably affect second quarter earnings

▪
Excluding the benefit of the aforementioned sale of assets and insurance recovery, the Company, at this time, is confirming its previously announced earnings range for the full-year 2014 of $1.75 to $1.95 per share

FIRST QUARTER 2014 RESULTS

Sales for the first quarter were $258.9 million, compared to sales of $299.2 million for the first quarter of 2013. Value-added sales (sales less pass-through metals as defined in Attachment 4) for the first quarter were $144.9 million, compared to value-added sales of $151.3 million for the first quarter of 2013. A portion of the decline in the first quarter sales is due to the timing of hydroxide shipments and weather-related facility shutdowns. Also contributing to the sales decline was destocking in the automotive electronics market. Value-added sales were lower in the industrial components, medical, telecommunications infrastructure and defense markets and higher in the consumer electronics and energy markets.

Net income for the first quarter was $7.3 million, or $0.35 per share, diluted. This compares to net income of $6.8 million, or $0.33 per share, diluted, for the first quarter of the prior year. Excluding the net benefit of the aforementioned facility closing costs and related asset sale, first quarter adjusted earnings were $0.29 per share.

BUSINESS SEGMENT REPORTING

Advanced Material Technologies

Advanced Material Technologies’ sales for the first quarter of 2014 were $163.2 million, which compares to sales of $193.9 million in the first quarter of 2013. Value-added sales, which removes the impact of changes in the market prices of pass-through metals as defined in Attachment 4, were $65.6 million in the first quarter 2014, compared to $68.7 million in the first quarter of 2013. Compared to the first quarter of the prior year, value-added sales were up in consumer electronics. The higher shipment levels were offset by lower business levels in medical, defense and automotive electronics.

The operating profit for the first quarter of 2014 was $7.6 million, compared to an operating profit of $3.4 million for the first quarter of 2013. The improvement in operating profit on the lower value-added sales level is due to the aforementioned sale of assets and the favorable affect of the previously announced facility closure and product line rationalization initiatives undertaken in the prior year.

Performance Alloys

Performance Alloys' sales for the first quarter of 2014 were $66.7 million which compares to the first quarter of 2013 sales of $74.5 million. Value-added sales for the first quarter of 2014 were $54.6 million compared to $59.2 million for the first quarter of 2013. First quarter 2014 value-added sales for the consumer electronics market grew by approximately 25% from prior-year levels. The year-over-year growth was offset by the timing of hydroxide shipments as well as weaker demand levels in the industrial components and telecommunications infrastructure markets. Automotive destocking and weather-related factors also negatively affected value-added shipments in this segment.

Operating profit for the first quarter of 2014 was $3.5 million, compared to an operating profit of $7.2 million in the first quarter of 2013. When comparing to the prior year first quarter, operating profit was negatively impacted by the lower value-added sales volume identified above and weaker manufacturing yields.

Beryllium and Composites

Beryllium and Composites' sales for the first quarter of 2014 were $15.5 million, up 18% compared to sales of $12.3 million in the first quarter 2013. Beryllium and Composites does not directly pass through changes in the costs of its materials sold, and, therefore, value-added sales for this segment are the same as sales.

The increase in sales is due primarily to an earlier than anticipated shipment of Defense Logistic Agency (DLA) stockpile materials offset, in part, by a delayed shipment of a nuclear medicine product application. The DLA is in the process of qualifying material for its stockpile and future shipments to the DLA will be a function of budgetary timing and decisions.

Operating profit for the first quarter of 2014 was $1.1 million, which compares to an operating loss of $1.3 million in the first quarter of 2013. The improvement in operating profit is a result of the increased sales volume as well as improved output from the beryllium pebble plant.

Technical Materials

Technical Materials’ sales for the first quarter of 2014 were $13.6 million, compared to $18.5 million for the same period of last year. Value-added sales were $9.2 million in the first quarter 2014, compared to $11.1 million for the first quarter of 2013. The decline in value-added sales was due to lower demand from the consumer electronics and automotive electronics markets. The lower demand in consumer electronics was primarily due to a program that reached end of life in mid-2013 and the decline in automotive electronics was due to destocking. Helping to partially offset these factors were higher value-added sales into energy applications.

Operating profit for the first quarter of 2014 was $0.2 million, compared to an operating profit of $1.4 million for the same period of last year. The decline in operating profit is due to the lower sales volume.

INSURANCE RECOVERY

Subsequent to quarter end, the Company entered into an agreement with its insurer regarding the settlement of its claim related to the silver theft at its Albuquerque, New Mexico facility that occurred in 2012. A $6.8 million cash settlement was received in April 2014 and the financial benefit of the settlement will be recorded in the Company’s second quarter financial results.

OUTLOOK

In recent weeks, we have seen an improvement in order entry rates when comparing to the same period of the prior year. The improvement is general in nature and is visible as well in the automotive electronics and telecommunications infrastructure markets which were both weaker earlier in the year. All in all, three of our key markets were stronger in the first quarter when comparing to the prior year. At this time we expect the majority of our key markets to be sequentially stronger in the second quarter, with defense remaining weaker. In addition, the facility closing and product line rationalization initiatives implemented in 2013 are on schedule to deliver approximately $0.30 per share benefit in 2014. The beryllium pebble plant, which negatively impacted earnings in 2013, is operating at planned production levels.

At this time, results on a GAAP basis, including the benefits from the first quarter asset sale and the second quarter insurance claim settlement, are expected to be in the range of $2.02 to $2.22 per share. Excluding these factors, earnings for the full year are expected to be in the range of $1.75 to $1.95 per share, consistent with previous guidance.

CHAIRMAN’S COMMENTS

Richard J. Hipple, Chairman, President and CEO, stated, “We are off to a good start in 2014. The benefits from the actions and initiatives undertaken during 2013 are materializing and providing increased confidence in our outlook for the balance of the year. We anticipate a significant earnings lift in 2014 from the facility and product rationalizations, the beryllium pebble plant operational improvements and new product developments.”

CONFERENCE CALL

Materion Corporation will host a conference call with analysts at 9:00 a.m. Eastern Time, April 24, 2014. The conference call will be available via webcast through the Company’s website at www.materion.com or through www.InvestorCalendar.com. By phone, please dial (877) 407-0778, callers outside the U.S. can dial (201) 689-8565. A replay of the call will be available until May 9, 2014 by dialing (877) 660-6853 or (201) 612-7415; please reference Conference ID Number 13579692. The call will also be archived on the Company’s website.

FORWARD-LOOKING STATEMENTS

Portions of the narrative set forth in this document that are not statements of historical or current facts are forward-looking statements, in particular, the outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors. These factors include, in addition to those mentioned elsewhere herein:

▪	Actual sales, operating rates and margins for 2014;

▪	Our ability to strengthen our internal control over financial reporting and disclosure controls and procedures;

▪	The global economy;

▪	The impact of the U.S. Federal Government shutdowns and sequestrations;

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The condition of the markets which we serve, whether defined geographically or by segment, with the major market segments being: consumer electronics, industrial components and commercial aerospace, defense and science, automotive electronics, medical, energy and telecommunications infrastructure;

▪	Changes in product mix and the financial condition of customers;

▪	Our success in developing and introducing new products and new product ramp-up rates;

▪	Our success in passing through the costs of raw materials to customers or otherwise mitigating fluctuating prices for those materials, including the impact of fluctuating prices on inventory values;

▪	Our success in integrating acquired businesses;

▪	The impact of the results of acquisitions on our ability to achieve fully the strategic and financial objectives related to these acquisitions;

▪	Our success in completing the announced facility consolidations and the product line rationalizations and achieving the expected benefits;

▪	Our success in implementing our strategic plans and the timely and successful completion and start-up of any capital projects, including the new primary beryllium facility in Elmore, Ohio;

▪	The availability of adequate lines of credit and the associated interest rates;

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Other financial factors, including the cost and availability of raw materials (both base and precious metals), physical inventory valuations, metal financing fees, tax rates, exchange rates, pension costs and required cash contributions and other employee benefit costs, energy costs, regulatory compliance costs, the cost and availability of insurance, and the impact of the Company’s stock price on the cost of incentive compensation plans;

▪	The uncertainties related to the impact of war, terrorist activities and acts of God;

▪	Changes in government regulatory requirements and the enactment of new legislation that impacts our obligations and operations;

▪	The conclusion of pending litigation matters in accordance with our expectation that there will be no material adverse effects; and

▪	The risk factors set forth in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2013.

Materion Corporation is headquartered in Mayfield Heights, Ohio. The Company, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

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Investor Contact:	Media Contact:

Michael C. Hasychak	Patrick S. Carpenter
(216) 383-6823	(216) 383-6835
mike.hasychak@materion.com	patrick.carpenter@materion.com

http://www.materion.com
Mayfield Hts-g

Attachment 1
Materion Corporation
Consolidated Statements of Income
(Unaudited)

	First Quarter Ended
(In thousands except per share amounts)	Mar. 28, 2014	Mar. 29, 2013
Net sales	$258,929	$299,169
Cost of sales	213,467	250,830
Gross margin	45,462	48,339
Selling, general and administrative expense	31,259	32,780
Research and development expense	2,787	3,557
Other — net	363	2,480
Operating profit	11,053	9,522
Interest expense — net	695	828
Income before income taxes	10,358	8,694
Income tax expense (benefit)	3,027	1,909
Net income	$7,331	$6,785

Basic earnings per share:
Net income per share of common stock	$0.36	$0.33

Diluted earnings per share:
Net income per share of common stock	$0.35	$0.33

Cash dividends per share	$0.080	$0.075

Weighted-average number of shares of common stock outstanding
Basic	20,604	20,481
Diluted	20,962	20,824

Attachment 2
Materion Corporation
Consolidated Balance Sheets
(Unaudited)

(In thousands)	Mar. 28, 2014	Dec. 31, 2013
Assets
Current assets
Cash and cash equivalents	$19,313	$22,774
Accounts receivable	121,527	113,012
Inventories	226,961	213,392
Prepaid expenses	38,037	35,761
Deferred income taxes	9,948	9,566
Total current assets	415,786	394,505

Long-term deferred income taxes	4,285	4,672

Property, plant and equipment	784,513	782,879
Less allowances for depreciation, depletion and amortization	(529,546)	(520,986)
Property, plant and equipment—net	254,967	261,893
Intangible assets	22,751	24,248
Other assets	4,799	3,874
Goodwill	88,753	88,753
Total assets	$791,341	$777,945

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$41,832	$35,566
Accounts payable	27,404	36,556
Other liabilities and accrued items	46,456	54,851
Income taxes	4,755	1,564
Unearned revenue	1,941	479
Total current liabilities	122,388	129,016

Other long-term liabilities	16,046	16,531
Retirement and post-employment benefits	59,970	80,275
Unearned income	55,317	56,490
Long-term income taxes	1,576	1,576
Deferred income taxes	6,063	1,469
Long-term debt	51,107	29,267
Shareholders’ equity	478,874	463,321
Total liabilities and shareholders’ equity	$791,341	$777,945

Attachment 3
Materion Corporation
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	Mar. 28,	Mar. 29,
(In thousands)	2014	2013
Cash flows from operating activities:
Net income	$7,331	$6,785
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation, depletion and amortization	12,131	8,572
Amortization of deferred financing costs in interest expense	178	162
Stock-based compensation expense	1,412	1,199
Changes in assets and liabilities net of acquired assets and liabilities:
Decrease (increase) in accounts receivable	(8,214)	(4,255)
Decrease (increase) in inventory	(13,363)	3,770
Decrease (increase) in prepaid and other current assets	153	2,390
Decrease (increase) in deferred income taxes	17	1,951
Increase (decrease) in accounts payable and accrued expenses	(16,474)	(26,153)
Increase (decrease) in unearned revenue	1,462	32
Increase (decrease) in interest and taxes payable	2,648	473
Increase (decrease) in long-term liabilities	(7,671)	(525)
Other-net	(2,821)	833
Net cash used in operating activities	(23,211)	(4,766)
Cash flows from investing activities:
Payments for purchase of property, plant and equipment	(6,120)	(5,781)
Payments for mine development	(80)	(3,874)
Proceeds from sale of property, plant and equipment	3,009	—
Other investments-net	—	8
Net cash used in investing activities	(3,191)	(9,647)
Cash flows from financing activities:
Proceeds from issuance (repayment) of short-term debt	4,119	(678)
Proceeds from issuance of long-term debt	30,086	20,097
Repayment of long-term debt	(8,246)	(247)
Principal payments under capital lease obligations	(163)	(164)
Cash dividends paid	(1,648)	(1,544)
Repurchase of common stock	(1,466)	—
Issuance of common stock under stock option plans	65	576
Tax benefit from stock compensation realization	13	920
Net cash provided from financing activities	22,760	18,960
Effects of exchange rate changes	181	(361)
Net change in cash and cash equivalents	(3,461)	4,186
Cash and cash equivalents at beginning of period	22,774	16,056
Cash and cash equivalents at end of period	$19,313	$20,242

Attachment 4
Materion Corporation
Reconciliation of Non-GAAP Measure - Value-added Sales
(Unaudited)

	First		First		Fourth
(In thousands)	Quarter 2014		Quarter 2013		Quarter 2013
Sales
Advanced Material Technologies	$163,197		$193,853		$178,082
Performance Alloys	66,685		74,522		73,754
Beryllium and Composites	15,497		12,322		19,144
Technical Materials	13,550		18,472		15,158
All Other	—		—		—
Total	$258,929		$299,169		$286,138

Less: Pass-through Metal Cost
Advanced Material Technologies	$97,624		$125,180		$109,717
Performance Alloys	12,052		15,300		14,000
Beryllium and Composites	—		—		—
Technical Materials	4,393		7,400		5,200
All Other	—		—		—
Total	$114,069		$147,880		$128,917

Value-added Sales (non-GAAP)
Advanced Material Technologies	$65,573		$68,673		$68,365
Performance Alloys	54,633		59,222		59,754
Beryllium and Composites	15,497		12,322		19,144
Technical Materials	9,157		11,072		9,958
All Other	—		—		—
Total	$144,860		$151,289		$157,221

Gross Margin		% of VA		% of VA		% of VA
Advanced Material Technologies	$23,206	35%	$24,927	36%	$24,530	36%
Performance Alloys	15,498	28%	17,345	29%	15,946	27%
Beryllium and Composites	4,906	32%	2,720	22%	4,301	22%
Technical Materials	2,044	22%	3,578	32%	4,071	41%
All Other	(192)	—%	(231)	—%	316	—%
Total	$45,462	31%	$48,339	32%	$49,164	31%

Operating Profit		% of VA		% of VA		% of VA
Advanced Material Technologies	$7,604	12%	$3,351	5%	$(550)	(1)%
Performance Alloys	3,548	6%	7,236	12%	4,730	8%
Beryllium and Composites	1,102	7%	(1,296)	(11)%	254	1%
Technical Materials	182	2%	1,436	13%	1,651	17%
All Other	(1,383)	—%	(1,205)	—%	(665)	—%
Total	$11,053	8%	$9,522	6%	$5,420	3%

The cost of gold, silver, platinum, palladium and copper is passed through to customers and therefore the trends and comparisons of sales are affected by movements in the market price of these metals. Internally, management reviews sales on value-added basis. Value-added sales is a non-GAAP measure that deducts the value of the pass-through metals sold from sales. Value-added sales allows management to assess the impact of differences in sales between periods or segments and analyze the resulting margins and profitability without the distortion of the movements in pass-through metal prices. The dollar amount of gross margin and operating profit is not affected by the value-added sales calculation. The Company sells other metals and materials that are not considered direct pass throughs and their costs are not deducted from sales to calculate value-added sales.

The Company's pricing policy is to pass the cost of these metals on to customers in order to mitigate the impact of price volatility on the Company's results from operations and value-added information is being presented since changes in metal prices may not directly impact profitability. It is the Company's intent to allow users of the financial statements to review sales with and without the impact of the pass-through metals.

Attachment 5
Materion Corporation
Reconciliation of Non-GAAP Measure - Profitability
(Unaudited)

	First	First	Fourth
(In thousands except per share amounts)	Quarter 2014	Quarter 2013	Quarter 2013
GAAP as Reported
Sales	$258,929	$299,169	$286,138
Gross Margin	45,462	48,339	49,164
Operating Profit	11,053	9,522	5,420
Net Income	7,331	6,785	3,775
EPS - Diluted	$0.35	$0.33	$0.18

Facility closure and product line rationalization costs (benefits)
Cost of Goods Sold	$196	$—	$1,299
Selling General and Administrative	459	—	2,260
Other-net	(2,627)	—	1,373
Total Special Items	$(1,972)	$—	$4,932
Special Items - net of tax	$(1,341)	$—	$3,354

Non-GAAP Measures - Adjusted Profitability
Value-Added Sales	$144,860	$151,289	$157,221
Gross Margin	45,658	48,339	50,463
Gross Margin % of VA	31.5%	32.0%	32.1%
Operating Profit	9,081	9,522	10,352
Operating Profit % of VA	6.3%	6.3%	6.6%
Net Income	5,990	6,785	7,129
EPS - Diluted	$0.29	$0.33	$0.34

In addition to presenting financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release contains financial measures, including gross margin, operating profit, net income and earnings per share, on a non-GAAP basis. As detailed in the above reconciliation, we have adjusted out the cost (benefit) impact of the plant consolidation and product line rationalization efforts in our Advanced Material Technologies segment from the applicable GAAP measure. Internally, management reviews the results of operations without the impact of these costs in order to assess the profitability from ongoing activities. We are providing this information because we believe it will assist investors in analyzing our financial results and, when viewed in conjunction with the GAAP results, provide a more comprehensive understanding of the factors and trends affecting our operations.